Exhibit 3.12

AMENDMENT TO SECOND AMENDED AND

RESTATED PARTNERSHIP AGREEMENT

OF LOUISIANA-I GAMING,

A LOUISIANA PARTNERSHIP IN COMMENDAM

THIS AMENDMENT TO SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT of Louisiana-I Gaming, a Louisiana Partnership in Commendam (the “Partnership”) is entered into as of November         , 2003, by and between Boomtown, LLC, a Delaware limited liability company, and Pinnacle Entertainment, Inc., a Delaware corporation.

WITNESSETH:

WHEREAS, the original Partnership Agreement of Louisiana-I Gaming, a Louisiana Partnership in Commendam, was entered into on April 20, 1993;

WHEREAS, the original Partnership Agreement was amended and restated by that certain Amended and Restated Partnership Agreement of Louisiana-I Gaming, a Louisiana Partnership in Commendam dated September 16, 1993;

WHEREAS, the Amended and Restated Partnership Agreement of Louisiana-I Gaming, a Louisiana Partnership in Commendam dated September 16, 1993 was amended and restated by that certain Second Amended and Restated Partnership Agreement of Louisiana-I Gaming, a Louisiana Partnership in Commendam dated August 8, 1997; and

WHEREAS, the Partnership has modified its ownership structure such that Boomtown, LLC is the Partnership’s general partner and Pinnacle Entertainment, Inc. is a limited partner of the Partnership.

NOW, THEREFORE, the parties hereby agree to be bound by the provisions of the Partnership Agreement dated as of April 20, 1993, as amended, to continue the Partnership, and to recognize the admission of Boomtown, LLC as the Partnership’s general partner and Pinnacle Entertainment, Inc. as a limited partner of the Partnership.

WITNESS our signatures this the          day of November, 2003.

BOOMTOWN, LLC

By:	/s/ John A. Godfrey

JOHN A. GODFREY, Secretary

PINNACLE ENTERTAINMENT, INC.

By:	/s/ John A. Godfrey

JOHN A. GODFREY, Secretary